FS Energy and Power Fund 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FSEP Reports Fourth Quarter and Full Year 2016 Financial Results

PHILADELPHIA, PA, March 20, 2017 – FS Energy and Power Fund (FSEP), a business development company (BDC) focused primarily on investing in the debt and income-oriented equity securities of privately-held U.S. companies in the energy and power industry, announced its operating results for the quarter and year ended December 31, 2016.

Financial Highlights for the Quarter Ended December 31, 20161

●	Net investment income of $0.13 per share, compared to $0.17 per share for the quarter ended December 31, 2015.

●	Net increase (decrease) in net assets resulting from operations of $0.43 per share, compared to ($0.96) per share for the quarter ended December 31, 2015.

●	Paid regular cash distributions to shareholders totaling approximately $0.18 per share.

Financial Highlights for the Year Ended December 31, 20161

●	Net investment income of $0.57 per share, compared to $0.67 per share for the year ended December 31, 2015.

●	Net increase (decrease) in net assets resulting from operations of $1.84 per share, compared to ($1.51) per share for the year ended December 31, 2015.

●	Paid regular cash distributions to shareholders totaling approximately $0.71 per share.

Portfolio Highlights

●	As of December 31, 2016, the fair value of FSEP’s investment portfolio was approximately $3.9 billion.

●	Committed approximately $334 million and $892 million to direct originations during the quarter and year ended December 31, 2016, respectively, of which 60% and 53% were in senior secured debt (first and second lien senior secured loans and senior secured bonds), respectively.

●	FSEP’s portfolio consisted of investments in 84 portfolio companies as of December 31, 2016.

●	Core investment strategies represented 79% of the portfolio by fair value as of December 31, 2016, including 57% in direct originations and 22% in opportunistic investments. Broadly syndicated/other investments represented 21% of the portfolio by fair value as of December 31, 2016.[2]

●	Gross portfolio yield prior to leverage (based on amortized cost and excluding non-income producing assets) was 10.2% as of December 31, 2016, compared to 9.8% as of December 31, 2015.[3]

●	Two investments were on non-accrual as of December 31, 2016, representing less than 0.1% of the investment portfolio based on fair value.[4]

Annual Shareholder Conference Call

FSEP hosted its annual shareholder conference call on Thursday, March 16, 2017, and discussed its fourth quarter and full year 2016 results. A replay of the call is available for a period of 30 days following the call on FSEP’s web page at www.fsinvestments.com.

About FSEP

FSEP is a publicly registered, non-traded BDC sponsored by FS Investments. FSEP closed its offering to new investors in November 2016. FSEP focuses primarily on investing in the debt and income-oriented equity securities of privately held U.S. companies in the energy and power industry. FSEP’s investment objectives are to generate current income and long-term capital appreciation. FSEP is advised by FS Investment Advisor, LLC, an affiliate of FS Investments, and is sub-advised by GSO. GSO, with approximately $93.3 billion in assets under management as of December 31, 2016, is the credit platform of Blackstone, one of the world’s leading managers of alternative investments. For more information, please visit www.fsinvestments.com.

About FS Investments

FS Investments is a leading asset manager dedicated to helping individuals, financial professionals and institutions design better portfolios. The firm provides access to alternative sources of income and growth through funds managed in partnership with top institutional investment advisers. It focuses on setting industry standards for investor protection, education and transparency.

FS Investments was founded in 2007 as Franklin Square Capital Partners. It is headquartered in Philadelphia with offices in Orlando and Washington, DC. The firm currently manages six funds with over $19 billion in assets under management as of December 31, 2016. Its affiliated broker-dealer, FS Investment Solutions, LLC (member FINRA/SIPC) distributes its offerings.

Visit www.fsinvestments.com to learn more.

Other Information

The information in this announcement is summary information only and should be read in conjunction with FSEP’s annual report on Form 10-K for the year ended December 31, 2016, which FSEP filed with the U.S. Securities and Exchange Commission (SEC) on March 15, 2017, as well as FSEP’s other reports filed with the SEC. A copy of FSEP’s annual report on Form 10-K for the year ended December 31, 2016 and FSEP’s other reports filed with the SEC can be found under FSEP’s “Investments” page at www.fsinvestments.com and on the SEC’s website at www.sec.gov.

Please note that certain financial figures in this announcement may have been rounded.

Certain Information About Distributions

The determination of the tax attributes of FSEP’s distributions is made annually as of the end of its fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of FSEP’s distributions for a full year. FSEP intends to update shareholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to shareholders will be reported to shareholders annually on Form 1099-DIV.

The payment of future distributions on FSEP’s common shares is subject to the sole discretion of its board of trustees and applicable legal restrictions and, therefore, there can be no assurance as to the amount or timing of any such future distributions.

FSEP may fund its cash distributions to shareholders from any sources of funds legally available to it, including expense reimbursements from FS Investments, as well as offering proceeds, borrowings, net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets and dividends or other distributions paid to it on account of preferred and common equity investments in portfolio companies. FSEP has not established limits on the amount of funds it may use from available sources to make distributions. There can be no assurance that FSEP will be able to pay distributions at a specific rate or at all.

Forward-Looking Statements

This announcement may contain certain forward-looking statements, including statements with regard to future events or the future performance or operations of FSEP. Words such as “believes,” “expects,” “projects” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSEP makes with the SEC.

This announcement contains summaries of certain financial and statistical information about FSEP. The information contained in this announcement is summary information that is intended to be considered in the context of FSEP’s SEC filings and other public announcements that FSEP may make, by press release or otherwise, from time to time. FSEP undertakes no duty or obligation to update or revise the information contained in this announcement. In addition, information related to past performance, while helpful as an evaluative tool, is not necessarily indicative of future results, the achievement of which cannot be assured. Investors should not view the past performance of FSEP, or information about the market, as indicative of FSEP’s future results.

1 The per share data was derived by using the weighted average of FSEP’s common shares outstanding during the applicable period. Per share numbers may not sum due to rounding.

2 See FSEP’s annual report on Form 10-K for the year ended December 31, 2016 for a description of FSEP’s investment strategies.

3 Gross portfolio yield prior to leverage represents the expected annualized yield to be generated on the income-producing assets in FSEP’s investment portfolio based on the composition of the portfolio as of the applicable date. Gross portfolio yield prior to leverage does not represent an actual investment return to shareholders.

4 Interest income is recorded on an accrual basis. See FSEP’s annual report on Form 10-K for the year ended December 31, 2016 for a description of FSEP’s revenue recognition policy.